Exhibit 99.1

General Cannabis Announces 2017 First Quarter Results

DENVER, May 15, 2017 – General Cannabis Corp (OTCQB: CANN), the comprehensive resource to the regulated cannabis industry, today announced financial results for the quarter ended March 31, 2017.

For the quarter ended March 31, 2017, the company reported a 4% increase in total revenues when compared to the quarter ended March 31, 2016.  During the first quarter of 2017, the company’s Operations segment, Next Big Crop, increased revenues by 119% over the first quarter of 2016.  Offsetting this increase, the Security division experienced a 16% decrease in revenue, because of a decline in wholesale cannabis prices in Colorado, and the company’s preference to work only with well-capitalized clients and not overextend credit to security clients.

“Next Big Crop, our Operations segment, had record revenues in the first quarter of 2017,” said Robert Frichtel, Chief Executive Officer of General Cannabis. “With 29 states and the District of Columbia now having legalized medical marijuana, of which eight states also legalized recreational use, Next Big Crop has expanded its business by assisting companies submitting applications to acquire licenses, and have also signed new contracts to provide operational consulting and products. Next Big Crop is developing a robust pipeline of business for the next year.”

“We are pleased that our diversified model continues to work well, with newer divisions providing opportunities for nationwide revenue growth,” continued Frichtel.  “The continued product price declines in the Colorado market has led to a decrease in overall security guard usage throughout the state.  To balance this, Iron Protection Group is expanding into California and is broadening the suite of services it provides to clients.”

“The increase in total costs and expenses reflects our commitment to developing and maintaining a strong infrastructure” Frichtel added.  “Chiefton, for example, has added personnel to become a full-service marketing agency.  We have built a strong institutional cannabis platform that continues to gain strength.”

The company’s full results can be found at www.generalcann.com/sec-filings/.

Financial Highlights

The following tables summarize our 2017 and 2016 first quarter results:

	Quarter ended March 31,		Percent Change
	2017	2016
Segment Revenues
Security	$425,138	$507,531	(16)%
Marketing	44,287	49,147	(10)%
Operations	217,196	99,065	119%
Finance	32,484	36,369	(11)%
Net Revenues	719,105	692,112	4%

Total costs and expenses	2,906,227	1,700,677	71%
Operating loss	(2,187,122)	(1,008,565)	117%

Other (income) expense	(4,358,937)	179,667	N/A
Net Income (Loss)	$2,171,815	$(1,188,232)	N/A

Net Income (loss) per share
Basic	$0.11	$(0.08)
Diluted	(0.10)	(0.08)
Weighted average number of shares outstanding
Basic	18,895,657	14,930,256
Diluted	29,825,559	14,930,256

The significant change in the “Other (income) expense” category was due almost entirely to non-cash (gains) expenses associated with changes in the fair value of the warrants issued with debt.

“I am excited by Next Big Crop’s ability to take advantage of new markets, and am anticipating that our security and marketing segments will soon follow suit,” said Michael Feinsod, Executive Chairman  of General Cannabis. “During the first quarter, we have expanded our corporate team, hiring new team members with significant professional accounting experience and engaging external consultants with traditional sales experience.  These investments are beginning to take hold and further position General Cannabis to continue its leadership position through nationwide expansion.  We are well-positioned to expand into new markets. We continue to prove that we have one of the strongest platforms in the industry and are poised for continued growth.”

Current Business Trends and 2017 Outlook

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General Cannabis estimates the following results for revenue in the second quarter of 2017:

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Security Segment should be steady or slightly below first quarter levels, with growth expected once operations are launched in California.

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Marketing Segment should show significant growth over first quarter levels

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Operations Segment should have another record quarter, led by a strong pipeline of Next Big Crop service contracts and associated revenue.

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The company expects to make more acquisitions in 2017. We are currently evaluating opportunities in all areas of regulated cannabis. General Cannabis remains well capitalized and positioned to help businesses expand rapidly.

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The trend towards state regulated marijuana is accelerating. Our businesses continue to enjoy significant demand and are expanding operations into additional states in 2017.

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The company is already working with clients in Arkansas, Arizona, California, Maryland, Nevada, and Pennsylvania as they respond to new voter mandates. Next Big Crop has the skills and experience to assist operators and investors as they take advantage of regulated cannabis expansion into 29 states.

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The company expects continued growth in Chiefton Design as it rolls out a marijuana-specific marketing/advertising agency format.  The company also invested in new e-commerce marketing efforts to support Chiefton Supply Company and other brands.

About General Cannabis Corp

General Cannabis Corp is the comprehensive resource for the highest quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or General Cannabis’ future performance or financial condition. Such statements include statements regarding developing a robust pipeline of business for the next year by Next Big Crop; statements regarding the expansion of Iron Protection Group into California and the broadening of the suite of services it provides to clients; statements regarding the benefits to the company of its investment in the corporate team; statements regarding the company being poised for continued growth; statements regarding the company’s estimated revenue results for the second quarter of 2017; statements regarding the company’s expectations to make more acquisitions in 2017; statements regarding the acceleration of the trend towards state regulated marijuana; statements regarding the continued expansion of operations into additional states in 2017; and statements regarding the company’s expectations for continued growth in Chiefton Design as it rolls out a marijuana-specific marketing/advertising agency format..  Any statements that are not statements of historical fact, such as the statements above and including statements containing the words “plans,” “anticipates,” “expects” and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO, General Cannabis Corp

(303) 759-1300